CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
GFSB Bancorp, Inc.

     We consent to incorporation by reference in the registration statements (Nos. 333-07131 and 333-51498) on Form S-8 of GFSB Bancorp, Inc. of our report dated July 18, 2003, relating to the consolidated statement of financial condition of GFSB Bancorp, Inc. as of June 30, 2003, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity and cash flows for the years ending June 30, 2003 and 2002, which report appears in the June 30, 2003 annual report on Form 10-KSB of GFSB Bancorp, Inc.


                                        /s/ Neff + Ricci LLP
                                        -------------------------------
                                        Neff + Ricci LLP

September 26, 2003

Albuquerque, New Mexico